Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES COMPLETION OF BRONCO BILLY’S ACQUISITION
AND REFINANCING OF ITS FIRST AND SECOND LIEN DEBT

- Bronco Billy’s Acquisition Increases Company’s Diversity

- Amended and Restated Credit Facilities Extend Maturity Dates Through At Least May 2019

Las Vegas – May 13, 2016 – Full House Resorts (NASDAQ: FLL) announced today that it has completed its acquisition of Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado for $30.0 million, exclusive of working capital and certain other adjustments. Concurrent with the acquisition, the Company completed its planned refinancing of its first and second lien debt.

Located in Cripple Creek, Colorado, Bronco Billy’s has approximately 803 slot and video poker machines, 13 table games, a 24-room hotel, a steakhouse, four casual dining outlets, and an outdoor amphitheater. Bronco Billy’s occupies a significant portion of the key city block of Cripple Creek’s prime “casino strip” and is believed to be one of the town's two market leaders. Cripple Creek is the principal gaming center for the Colorado Springs metropolitan area, which is approximately one hour east of Cripple Creek. Colorado Springs is the second-largest metropolitan area in Colorado with a population of approximately 700,000, growing in recent years at a 3.5% growth rate.

The Company funded the Bronco Billy’s acquisition through the simultaneous refinancing of its outstanding first and second lien debt and an increase in the size of its second lien credit facility. Total debt under the Company’s amended and restated first and second lien credit facilities increased to $100 million, consisting of $45 million of first lien debt and $55 million of second lien debt. Under the amended and restated first lien credit facility, the Company will also have additional liquidity from a $2 million undrawn revolver.

The maturity date for the Company’s first lien credit facility, including its undrawn revolver, is May 13, 2019. The interest rate for the first lien credit facility remains unchanged at LIBOR plus a margin of 375 basis points, subject to a LIBOR floor of 1.0%.

The maturity date for the second lien credit facility takes into consideration a potential future extension of the first lien facility's maturity date beyond May 2019. Accordingly, the second lien facility matures either in May 13, 2022 or six months after the maturity date of the first lien facility, whichever is earlier. Given the current first lien maturity date of May 13, 2019, the second lien maturity date as of today is effectively in November 2019. The interest rate for the second lien credit facility was reduced from 14.25% to its current 13.5%, and it can decrease further subject to the Company's total leverage ratio. Additionally, the second lien lender received a ten-year right to purchase approximately 1.0 million shares, or 5.0% of the Company’s shares on a fully-diluted basis, exercisable at the stock’s volume-weighted average trading price for a 60-day period bracketing today’s consummation of the transaction.

This summary of the first and second lien credit facilities is, in all cases, subject to the terms of the actual credit agreements. Those credit agreements will be filed shortly as an 8-K with the Securities and Exchange Commission.

"We are excited to add Bronco Billy's Casino and Hotel to the Full House portfolio," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "Bronco Billy’s is well-run and well-maintained, and a consistent leader within its stable market. We believe that both the market and Bronco Billy’s offer growth opportunities. We are excited that the management team will remain at the property, and we welcome them and all of the Bronco Billy's employees to the Full House family."

Mr. Lee continued, "We also thank our lenders for their support of this acquisition and our Company. In addition to increasing the diversity and scope of Full House, we acquired Bronco Billy's at an attractive EBITDA multiple and price. We look forward to continuing our great relationship with our lenders, and continuing to improve and grow our business."

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding the potential future extension of the first lien credit facility’s maturity date and our expectations for future growth. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, the failure to maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), integration issues with our new operations, dependence on existing management, competition, uncertainties over the development and success of our expansion projects (including the newly completed hotel tower at Silver Slipper), acceptance of our new hotel product, general macroeconomic conditions, and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Silver Slipper Casino and Hotel in Bay St. Louis, Mississippi; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com